Exhibit 2.3

June 22, 2017

Gran Tierra Energy International Holdings Ltd.

and Gran Tierra Luxembourg Holdings S.á.r.l.

c/o Gran Tierra Energy Inc.

900, 520 – 3rd Avenue S.W.

Calgary, Alberta

T2P 0R3

Attention: General Counsel

Amendment to the Share and Loan Purchase Agreement dated February 5, 2017, as amended on May 30, 2017 (the "Share and Loan Purchase Agreement") between Gran Tierra Energy International Holdings Ltd., Gran Tierra Luxembourg Holdings S.Á.R.L. and Maha Energy AB.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Share and Loan Purchase Agreement.

Pursuant to Section 14.10 of the Share and Loan Purchase Agreement, the Parties wish to amend the Share and Loan Purchase Agreement by entering into this letter agreement (the "Second Amending Agreement").

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Share and Loan Purchase Agreement as follows:

1.	Section 2.8 is amended by replacing there words "five (5) Business Days" in the first paragraph thereof with the words "four (4) Business Days".

Except as modified by this Second Amending Agreement, the terms of the Share and Loan Purchase Agreement are hereby ratified and confirmed and any reference to the Share and Loan Purchase Agreement shall be deemed to be the Share and Loan Purchase Agreement as amended by this Second Amending Agreement.

This Second Amending Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein.

This Second Amending Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All counterparts shall together constitute and be construed as one instrument. For avoidance of doubt, a signed counterpart provided by way of facsimile transmission or other electronic means shall be as binding upon the Parties as an originally signed counterpart.

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This Second Amending Agreement has been duly executed by the Parties as of the date first above written.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.			MAHA ENERGY AB

Per:	/s/ Adrian Santiago Coral Pantoja		Per:	/s/ Jonas Lindvall
	Name:	Adrian Santiago Coral Pantoja		Name:	Jonas Lindvall
	Title:	Director		Title:	President

GRAN TIERRA LUXEMBOURG HOLDINGS S.Á.R.L.

			Per:	/s/ Adrian Santiago Coral Pantoja
				Name:	Adrian Santiago Coral Pantoja
				Title:	Authorized Category A Manager